EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 ASR No. 333-194030) of Berry Plastics Group, Inc.,

(2)	Registration Statement (Form S-8 No. 333-184522) pertaining to Berry Plastics Group, Inc. 2006 Equity Incentive Plan and the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan, and

(3)	Registration Statement (Form S-8 No. 333-203173) pertaining to the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan;
of our report dated April 27, 2015, with respect to the consolidated financial statements of AVINTIV Inc. included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP
Charlotte, North Carolina
December 17, 2015